EXHIBIT 4.i: NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT

TO:

DUFT BIOTECH CAPITAL LTD., a corporation incorporated under

the laws of the Province of British Columbia with a business address at

635 Columbia Street, New Westminster, British Columbia, V3M 1A7

(Facsimile: 604-523-2974);

(“Duft”)

Background:

A.

Duft, ALDA Pharmaceuticals, Inc. (“ALDA”) and Dr. Allan Shapiro (“Shapiro”) are parties to an asset purchase agreement dated as of the 1st day of September, 2002 as amended by an agreement dated February 26, 2003, an agreement dated March 4, 2003, an agreement dated July 7, 2003 and an agreement dated October 22, 2003 (the asset purchase agreement as so amended is called the “Asset Purchase Agreement”).

B.

In this Non-competition Agreement terms that are defined in the Asset Purchase Agreement shall have the meanings so defined.

C.

The Asset Purchase Agreement provides for the sale by ALDA to Duft of substantially all of the assets, property and undertaking of and pertaining to the Business.

D.

The parties are entering into this Non-Competition Agreement in furtherance of the Asset Purchase Agreement.

Terms of Agreement:

In consideration of the premises and other good and valuable consideration and the sum of One Dollar ($1.00) of lawful money of Canada now paid to each of the undersigned by Duft (the receipt and adequacy whereof is hereby acknowledged by the undersigned), each of the undersigned hereby covenant and agree with Duft as follows:

1. ALDA and Shapiro shall not for a period of one year from the date hereof, or in the case of Shapiro if he is employed or acts as a consultant to Duft, during his employment with Duft or any period in which he acts as a consultant to Duft and for a period of one year thereafter, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, carry on, be engaged in, be interested in, or be concerned with, or permit any of their names or any part thereof to be used or employed by any such person or persons, firm, association, syndicate, company or corporation, carrying on, engaged in, interested in or concerned with, a business which is substantially similar to the Business in North America, Europe or Asia.

For the purpose of this instrument “Business” also means the solicitation of and sale to the present customers of the Business of any services performed by the Business at the date hereof.

2. ALDA and Shapiro shall not now or for a period of one year from the date hereof and in the case of Shapiro so long as he remains an employee or consultant of Duft or for one year thereafter, directly or indirectly, induce or attempt to induce any employee of the Business to leave the employ of Duft or its affiliates or to become employed by any person other than Duft or its affiliates.

3. Each of ALDA and Shapiro acknowledges that it or he as the case may be has reviewed the provisions of sections 1 and 2 herein and that it or he has turned its or his mind to the reasonableness of the scope thereof, both as to geographical area and time period, that it or he has consulted with legal counsel who have explained the implications of the such sections to it or him, and that it or he fully understand the implications of such restrictive covenants, and that it or he is entirely satisfied that the provisions of such sections are both necessary and reasonable for the protection of the legitimate interests of Duft and that they reflect the mutual desire and intent of Duft and the undersigned that such provisions be upheld in their entirety and be given full force and effect.

4. Each of ALDA and Shapiro acknowledges and agrees that the breach by it or him as the case may be of any of the restrictions set out in sections 1 and 2 of this instrument would cause irreparable harm to Duft which could not be adequately compensated for by damages, and in the event of a breach or a threatened breach of any of the said provisions, each of ALDA and Duft hereby acknowledges that Duft shall be entitled to specific performance of this Agreement and to an injunction being issued against the undersigned restraining each of them from any breach or further breach of such restrictions, but this sentence shall not be construed so as to be in derogation of any other remedy which Duft may have in the event of such a breach or threatened breach. In order to obtain such relief, it shall not be necessary for Duft to establish irreparable harm which cannot be satisfied by an award of damages.

5. This instrument shall be construed in accordance with the laws of the Province of British Columbia. This instrument shall extend to and enure to the benefit of the successors and assigns of Duft and shall be binding upon each of the undersigned and their respective heirs, representatives, successors and assigns.

ALDA AND SHAPIRO, EACH INTENDING TO BE CONTRACTUALLY BOUND, HAVE

EXECUTED AND DELIVERED this instrument as of the 13 day of November, 2003.

ALDA PHARMACEUTICALS INC.

By:

“Allan Shapiro”

DR. ALLAN SHAPIRO

“Allan Shapiro”

Witnessed By:

Eric Schroter

200-5611 Cooney Road

Richmond, BC V6X 3J6

ACKNOWLEDGED as of this 13 day of November, 2003 by:

DUFT BIOTECH CAPITAL LTD.

By:

“Terrance Owen”